Exhibit 99.1

Landry’s Restaurants, Inc. Announces Completion of a New $81 Million Bank Facility

HOUSTON, December 22, 2008—Landry’s Restaurants, Inc. (NYSE:LNY; the “Company”) today announced that it has completed a new $81 million senior credit facility consisting of a $50 million revolving credit facility and a $31 million term loan. The new senior credit facility was arranged by Wells Fargo Foothill, part of Wells Fargo & Company (NYSE: WFC) and Jefferies Finance LLC, as co-lead arrangers and co-bookrunners.

The Company has used proceeds of the borrowings under the new senior credit facility to refinance the remaining outstanding indebtedness under its previously issued and outstanding senior credit facility and to pay related transaction fees and expenses. The outstanding balance under the new revolving senior credit facility will be used for general corporate purposes.

The new $81 million senior credit facility was provided to the Company as part of and in connection with an amended debt financing commitment letter previously issued by Jefferies Funding LLC, Jefferies & Company, Inc., Jefferies Finance LLC and Wells Fargo Foothill in connection with the previously announced Fertitta Holdings, Inc.’s going private transaction. As previously disclosed, under the terms of the amended debt commitment letter, the above lenders have committed to either finance a total of $500 million in connection with Fertitta Holdings, Inc.’s going private transaction or (in the event the going private transaction does not occur) a total of $420 million to refinance the balance of the Company’s outstanding debt which is expected to mature on or after February 28, 2009.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010